EXHIBIT 4.9

AMENDMENT TO AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT is dated for reference as of August 5, 2008

AMONG:

SEASPAN CORPORATION, a corporation formed under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960

AND:

SEASPAN MANAGEMENT SERVICES LIMITED, a company formed under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda

AND:

SEASPAN ADVISORY SERVICES LIMITED, a company formed under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda

AND:

SEASPAN SHIP MANAGEMENT LTD., a company formed under the laws of British Columbia, having an office at 2600 - 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4

AND:

SEASPAN CREW MANAGEMENT LTD., a company formed under the laws of the Bahamas, having its registered office at Ocean Centre, Montagu Foreshore, East Bay Street, P.O. Box N-3247, Nassau, Bahamas

WHEREAS:

A. The parties to this amending agreement are parties to a management agreement amended and restated as of May 4, 2007 (the “Management Agreement”);

B. For administrative reasons, the parties have agreed that the reimbursement of certain costs and expenses for the provision of services related to the supervision of construction of the Vessels shall be at a fixed amount and the parties wish to amend certain provisions of the Management Agreement as provided in this amending agreement (the “Amendment”);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Amendment and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

1. All capitalized terms in this Amendment without separate definition have the meaning given to them in the Management Agreement.

2. Section 1.1 of the Management Agreement is hereby amended by inserting in alphabetical order the following definitions:

““Supervisory Services” means those services listed in Sections 5.3(b) through (e) hereof;”

““Supervisory Services Reimbursement Amount” has the meaning ascribed to such term in Section 8.7;”

3. Section 5.5 of the Management Agreement is hereby amended by inserting, immediately after each instance of the phrase “Pre-delivery Services” in that Section, the phrase “(other than the Supervisory Services)”.

4. Section 8.7 of the Management Agreement is hereby amended by:

(a)	inserting, immediately after each instance of the phrase “Strategic Services” in that Section, the phrase “(other than the Supervisory Services)”; and

(b)	inserting at the end of that Section the following new paragraph:

“In respect of the Supervisory Services, the Company shall also pay to the Manager, as reimbursement for the costs and expenses incurred by the Manager and its Affiliates in providing the Supervisory Services, the amount for each applicable Vessel as set out in Schedule D (the “Supervisory Services Reimbursement Amount”), allocated and payable in monthly amounts over the number of months of construction of such Vessel as determined by the Company and the Manager. The Manager acknowledges that the amount of the Supervisory Services Reimbursement Amount is fixed and that any costs or expenses incurred by the Manager or its Affiliates in excess of such amount for the provision of the Supervisory Services will not be reimbursed to the Manager, without the prior agreement of the Company. The Parties will update Schedule D to reflect any new Vessels made subject to this Agreement pursuant to Section 2.8 hereof and any amendment to the Supervisory Services Reimbursement Amount, which new or amended amounts shall be agreed between the Parties.”

5. The Management Agreement is hereby amended by adding as new Schedule D thereto, the Schedule attached to this Amendment.

6. Except as amended hereby, the Management Agreement remains unamended and in full force and effect.

7. Notwithstanding the date of this Amendment or its execution, this Amendment shall be effective from and after April 26, 2008 (the “Effective Date”). In respect of costs and expenses incurred in the provision of the Supervisory Services for Vessels prior to the Effective Date for which the Manager has already been reimbursed, the Company and the Manager will make the necessary adjustments so that the Manager receives in aggregate no more than the Supervisory Services Reimbursement Amount.

8. This Amendment may be executed in several counterparts (including by fax and other electronic means), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Amendment as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Sai W. Chu
Name:	Sai W. Chu
Title:	Chef Financial Officer

SEASPAN MANAGEMENT SERVICES LIMITED

By:	/s/ Gerry Wang
Name:	Gerry Wang
Title:	Director

SEASPAN ADVISORY SERVICES LIMITED

By:	/s/ Graham Porter
Name:	Graham Porter
Title:	Director

SEASPAN SHIP MANAGEMENT LTD.

By:	/s/ Kyle Washington
Name:	Kyle Washington
Title:	Director

SEASPAN CREW MANAGEMENT LTD.

By:	/s/ Kyle Washington
Name:	Kyle Washington
Title:	Director

SCHEDULE D

SUPERVISORY SERVICES REIMBURSEMENT AMOUNT

Vessel Hull No.	Supervisory Services Reimbursement Amount

APMM Vessels	N/A

IPO Vessels	N/A